UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/24/2007

B.H.I.T. Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-9043

Delaware	36-3361229
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1301 East 9th Street, Suite 3300
Cleveland, Ohio 44114
(Address of principal executive offices, including zip code)

216-737-5000
(Registrant’s telephone number, including area code)

6950 South Edgerton Road, Brecksville, Ohio 44141
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 24, 2007, James Benenson, Jr. and John Curci each resigned as a director of B.H.I.T. Inc. (the "Company") and Paul S. Dennis, Gary O. Marino, Harvey Polly and Andrew H. Scott were appointed to fill vacancies in the board. Mr. Benenson and Mr. Curci resigned and Mr. Dennis, Mr. Marino and Mr. Polly were appointed to the board in connection with a stock purchase agreement, dated as of January 24, 2007, in which Summa Holdings, Inc., a company of which Mr. Benenson is Chief Executive Officer and Mr. Curci is Chief Financial Officer, sold all of the shares of common stock of the Company beneficially owned by it to an investor group which includes Mr. Dennis, Mr. Marino, Mr. Polly and Mr. Scott. Mr. Scott was subsequently appointed as a director by the new board.

Also on January 24, 2007, Mr. Beneson and Mr. Curci resigned as Chief Executive Officer and Chief Financial Officer of the Company, respectively. Mr. Scott was immediately appointed as Interim Chief Executive and Interim Chief Financial Officer of the Company. Mr. Scott is currently a Managing Director of Maxim Group, LLC specializing in structured finance focusing on the healthcare, financial services and technology industries.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B.H.I.T. Inc.

Date: January 30, 2007	By:	/s/ Andrew H. Scott
Andrew H. Scott
Interim CEO and CFO